September 16, 2014

Rich Pharmaceuticals, Inc.
9595 Wilshire Blvd., Suite 900
Beverly Hills, California 90212

Gentlemen:

You have requested our opinion as counsel for Rich Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 90,000,000 shares of the Company’s common stock, par value $0.001 per share, that are to be issued to Macallan Partners, LLC (the “Shareholder”) pursuant to that certain investment agreement dated August 12, 2014 (the “Offering”) and resold pursuant to this Registration Statement.

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement which includes the prospectus;
(b)	the certificate of an Officer of the Company dated September 15, 2014 (the “Officer’s Certificate”);
(c)	a Board of Directors resolution approving the filing of the S-1 Registration Statement to register the shares under the Offering;
(d)	the executed agreements by which the Shareholder acquired its interests through the Offering;
(e)	the Articles of Incorporation of the Company dated August 9, 2010;

(f)	the Articles of Merger of the Company dated August 23, 2013; and
(g)	a Good Standing Certificate from the Secretary of State of Nevada as of September 9, 2014.

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate.  In reliance thereon, and based upon our review of the foregoing, it is our opinion that the common stock to be issued to the Shareholder and resold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Nevada including statutory provisions, all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By: /s/ Gregg E. Jaclin

         Gregg E. Jaclin

         For the Firm